EXHIBIT 1

[ECI LOGO]                                                          CHIARO LOGO]

          ECI TELECOM AND CHIARO NETWORKS ENTER STRATEGIC PARTNERSHIP;
            INCLUDES EXCLUSIVE DISTRIBUTION AGREEMENT AND INVESTMENT

PETAH TIKVA, ISRAEL, AND RICHARDSON, TEXAS -- DECEMBER 2, 2004 -- ECI Telecom Ltd. (NASDAQ: ECIL), a global provider of advanced telecommunications solutions to leading carriers and service providers, and Chiaro Networks, a developer of true carrier infrastructure-class IP/MPLS routing platforms, announced today that they have entered into a strategic partnership. As Chiaro's partner, ECI will exclusively distribute Chiaro's Enstara(TM) IP/MPLS platform worldwide and is also taking part in Chiaro's funding.

"As our customers move toward next-generation Ethernet and IP/MPLS-based networks, ECI is expanding its data capabilities and further complementing its broadband and optical product portfolio by providing innovative, competitive migration solutions," said Doron Inbar, ECI's President and Chief Executive Officer. "Our strategic partnership with Chiaro will further enhance our overall IP competence, enabling ECI to provide important additional elements in response to our customers' needs as they fulfill their own Ethernet/IP network visions. Our decision to partner with Chiaro followed specific indications from several ECI customers on the initial fit and need of Chiaro's Enstara platform in their networks."

Chiaro's ultra high-availability Enstara IP/MPLS platform allows telecommunications carriers to consolidate multiple existing networks into a single, simpler network that offers greater operational efficiency, increased scalability and significant cost advantages. Chiaro's innovative technology enables a converged network that supports emerging services by improving the reliability and performance of IP/MPLS networks.

"ECI's reputation for high-quality technology and service, and the company's established relationships with leading carriers worldwide, catapults us forward in the core IP/MPLS router market," said Ken Lewis, president and chief executive officer of Chiaro Networks. "This strategic partnership provides great assurance for our customers and gives us immediate access to new markets."

In addition to the distribution agreement, ECI is providing $6 million in financing to Chiaro while also receiving an option to acquire the company at a later time.

ABOUT CHIARO NETWORKS

Chiaro Networks is the provider of the Enstara router, the industry's first highly available infrastructure-class IP/MPLS platform. The company, with headquarters in Richardson, Texas, has developed the Enstara product portfolio with the goal of solving the "crisis of cost" issues facing service providers today. The Enstara platform enables the seamless introduction of new IP/MPLS services while simultaneously reducing capital expenditures by more than 60 percent. With strong support from the venture capital and technology communities, Chiaro has secured funding from leading companies such as Intel Capital, Siemens Ventures, Sevin Rosen Funds, Pitango Venture Capital, CenterPoint Ventures, and STAR Ventures. The company also boasts a Technology


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Advisory Board that comprises business leaders and academics from MIT and
Stanford University. For more information on the company, visit www.chiaro.com.

ABOUT ECI TELECOM

ECI provides advanced telecommunications solutions to leading carriers and service providers, worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to introduce new revenue-generating services easily. ECI has pioneered key technologies including voice compression, SONET/SDH and DSL and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

Certain statements contained in this release may contain forward-looking information with respect to plans, projections or future performance of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, product and market acceptance risks, the impact of competitive pricing, product development, commercialization and technological difficulties, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT:

ECI Telecom:
------------
Jay Kalish, VP Investor Relations, Phone: +972-3-926-6255, jay.kalish@ecitele.com

Chiaro Networks:
----------------
Kathryn Gonia, Manager, Marketing Communications, Phone: +1-972-739-8088, kgonia@chiaro.com

Media Contacts:
---------------
Fran Bosecker, PR@vantage, Phone: +1-212-532-5612, fbosecker@pr-vantageny.com

Colleen Martell, Martell Communications, Phone: +1-408-374-7420, cmartell@martellpr.com


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